Exhibit 99.1

Statera Biopharma Files Form 10-Q and Reaches Agreement with Silverback Capital and AVOF

FORT COLLINS, Colo., October 21, 2022 (ACCESSWIRE) -- Statera Biopharma, Inc. (NASDAQ: STAB) (the “Company” or “Statera Biopharma”), a biopharmaceutical company creating next-generation immune therapies that focus on immune restoration and homeostasis, today announced that the Company filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 (the “Q1 Form 10-Q”) with the Securities and Exchange Commission (the “SEC”). With the Q1 Form 10-Q now on file, the Company is focused on the completion and filing of its Form 10-Q for the quarter ended June 30, 2022.

Additionally, the Company entered into an agreement (“Agreement”) with Silverback Capital Corporation (“Silverback Capital”) and Avenue Venture Opportunities Fund, L.P. (“AVOF”), pursuant to which Silverback Capital agreed to acquire a $400,000 portion (“Apportioned Note”) of the original promissory note in the aggregate principal amount of $15 million (the “Original Note’) issued by the Company to AVOF under that certain loan and security agreement, dated April 26, 2021, by and between the Company (f/k/a Cytocom Inc.) and AVOF. Under the terms of the Agreement, the Apportioned Note will be evidenced by an amended and restated convertible note due May 1, 2024 (the “A&R Note”). The A&R Note accured interest at a variable rate per annum equal to the sum of (i) the greater of (A) the Prime Rate and (B) 3.25% plus (ii) 7.74% and is convertible in whole or in part from time to time at the sole discretion of the holder into shares of the Company’s common stock at a conversion price equal to 75% of the lowest trading price of the common stock during the five trading day period preceding the conversion date inclusive of the conversion date.

Michael Handley, Chief Executive Officer of Statera, said, “we are proud that we continue to make progress towards being compliant with all NASDAQ rules.” Furthermore, Michael Handley stated, “we are also excited that Silverback Capital has agreed to acquire a portion of the Original Note and hope they continue to acquire more of the Oringal Note from AVOF and covert it to equity thereby improving our balance sheet and putting the Company in a better financial position.”

About Statera Biopharma

Statera Biopharma is a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, neutropenia/anemia, emerging viruses and cancers based on a proprietary platform designed to rebalance the body’s immune system and restore homeostasis. Statera has one of the largest platforms of toll-like receptor (TLR) agonists in the biopharmaceutical industry with TLR4 and TLR9 antagonists, and the TLR5 agonists, Entolimod and GP532. TLRs are a class of protein that plays a key role in the innate immune system. Statera is developing therapies designed to directly elicit within patients a robust and durable response of antigen-specific killer T-cells and antibodies, thereby activating essential immune defenses against autoimmune, inflammatory, infectious diseases, and cancers. Statera has clinical programs for Crohn’s disease (STAT-201), hematology (Entolimod), pancreatic cancer (STAT-401) and COVID-19 (STAT-205) in addition to potential expansion into fibromyalgia and multiple sclerosis. To learn more about Statera Biopharma, please visit www.staterabiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical fact contained in this press release, including statements regarding the Company’s intention to present its plan to evidence full compliance with Nasdaq’s filing requirement and all other applicable requiremnts, the Company’s expected clinical development timeline for the Company’s product candidates, future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals, the impact of any laws or regulations applicable to the company, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on the current expectations about future events held by management. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond the Company’s control. The company’s actual future results may differ materially from those discussed here for various reasons. The Company discusses many of these risks under the heading “Risk Factors” in the proxy statement/prospectus filed with the SEC on June 10, 2021, as updated by the company’s other filings with the SEC. Factors that may cause such differences include, but are not limited to, the outcome of any legal proceedings that have been or may be instituted against the company related to the merger between Cleveland BioLabs and Cytocom; unexpected costs, charges or expenses resulting from the merger; the Company’s need for additional financing to meet the Company’s business objectives; the Company’s history of operating losses; the Company’s ability to successfully develop, obtain regulatory approval for, and commercialize the Company’s products in a timely manner; the Company’s plans to research, develop and commercialize the Company’s product candidates; the Company’s ability to attract collaborators with development, regulatory and commercialization expertise; the Company’s plans and expectations with respect to future clinical trials and commercial scale-up activities; the Company’s reliance on third-party manufacturers of the Company’s product candidates; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to serve those markets; the rate and degree of market acceptance of the Company’s product candidates; regulatory requirements and developments in the United States, the European Union and foreign countries; the performance of the Company’s third-party suppliers and manufacturers; the success of competing therapies that are or may become available; the Company’s ability to attract and retain key scientific or management personnel; the Company’s historical reliance on government funding for a significant portion of the Company’s operating costs and expenses; government contracting processes and requirements; the exercise of significant influence over the Company’s company by the Company’s largest individual stockholder; the impact of the novel coronavirus (“COVID-19”) pandemic on the Company’s business, operations and clinical development; the geopolitical relationship between the United States and the Russian Federation as well as general business, legal, financial and other conditions within the Russian Federation; the Company’s ability to obtain and maintain intellectual property protection for the Company’s product candidates; the Company’s potential vulnerability to cybersecurity breaches; and other factors discussed in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the risk factors discussed therein and under the heading “Risk Factors” in the proxy statement/prospectus the company filed in connection with the merger on June 10, 2021.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Contacts:

Statera Biopharma

Investor Relations

ir@staterabiopharma.com